EXHIBIT 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Galecto, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.00001 par value per share	Rule 457(a)	7,990,000	$23.54	$188,084,600.00	0.0001381	$25,974.48
	Total Offering Amounts					$188,084,600.00		$25,974.48
	Total Fee Offsets							—
	Net Fee Due							$25,974.48

1

This Registration Statement on Form S-8 covers (i) 7,990,000 shares of common stock, par value $0.00001 per share, of the Registrant (the “Common Stock”) authorized to be issued under the Galecto, Inc. 2022 Inducement Plan, as amended (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), such indeterminate number of additional shares of Common Stock as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Plan. The proposed maximum offering price per unit has been estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act based on the average of the high and low sale prices of the Common Stock, as quoted on the Nasdaq Capital Market, on December 31, 2025.